Exhibit 2.1

ACQUISITION AGREEMENT

between

TRANSCOASTAL CORPORATION,
as Seller,

and

CLAIMSNET.COM, INC.,
as Buyer

Dated as of March 18, 2013

TABLE OF CONTENTS

ARTICLE I . DEFINITIONS AND CONSTRUCTION

1.1	Definitions	1
1.2	Rules of Construction	6

ARTICLE II . PURCHASE AND SALE

2.1	Purchase and Sale	7

ARTICLE III . CLOSING

3.1	Time and Place	8
3.2	Conditions to Buyer's Obligations	8
3.3	Conditions to Seller's Obligations	8
3.4	Closing Deliveries by Seller	9
3.5	Closing Deliveries by Buyer	10

ARTICLE IV . REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND SELLER

4.1	Organization; Good Standing	10
4.2	Authority	10
4.3	Capitalization of Seller	10
4.4	Subsidiaries	10
4.5	No Conflicts	11
4.6	Legal Proceedings	11
4.7	Consents and Governmental Approvals and Filings	11
4.8	Financial Statements	11
4.9	Absence of Changes	11
4.10	Environmental Matters	12
4.11	Taxes	12
4.12	Employee Benefits	13
4.13	Transactions with Affiliates	13
4.14	Bank Accounts	13
4.15	Operation of Company	13
4.16	Broker's Commissions	14
4.17	Unregistered Shares	14

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER

5.1	Organization; Good Standing	15
5.2	Authority	15
5.3	Capitalization of Buyer	15
5.4	Subsidiaries	15

5.5	No Conflicts	15
5.6	Legal Proceedings	16
5.7	Consents and Governmental Approvals and Filings	16
5.8	Broker's Commissions	16
5.9	Absence of Changes	16
5.10	Acquisition as Investment	17
5.11	Taxes	17
5.12	Employee Benefits	18
5.13	Transactions with Affiliates	18
5.14	Bank Accounts	18
5.15	Operation of Company	18
5.16	Buyer's Knowledge	19

ARTICLE VI COVENANTS

6.1	Insurance	19
6.2	SEC Filings	19
6.3	Tax Matters	19
6.4	Public Announcements	20
6.5	Further Assurances	20

ARTICLE VII . INDEMNITY; LIMITATIONS AND ARBITRATION

7.1	Survival of Representations and Warranties	20
7.2	Indemnification of Buyer by Seller	21
7.3	Indemnification of Seller by Buyer	21
7.4	Limitations on Seller's Indemnification Obligations	21
7.5	Limitations Generally	22
7.6	Claims Procedures	22
7.7	Waiver of Other Representations	24
7.8	Access to Information	24
7.9	Dispute Resolution and Arbitration	24
7.10	Arbitration Procedures	25
7.11	Determination of Amount of Damages; Mitigation	26
7.12	Post-Closing Matters	26

ARTICLE VIII . MISCELLANEOUS

8.1	Notices	27
8.2	Entire Agreement	28
8.3	Expenses	28
8.4	Disclosure	28
8.5	Waiver	28
8.6	Amendment	28

8.7	No Third Party Beneficiary	28
8.8	Assignment; Binding Effect	28
8.9	Invalid Provisions	29
8.10	Counterparts; Facsimile	29
8.11	Exclusive Remedy	29
8.12	Governing Legal Requirement; Enforcement, Jury Trial Waiver	29
8.13	Specific Performance	29
8.14	Attorneys' Fees	30
8.15	Remedies Cumulative	30

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this "Agreement"), dated as of March 18, 2013 is made and entered into by and between TransCoastal Corporation, a Texas corporation and its selling stockholders ("Seller"), and Claimsnet.com. Inc., a Delaware corporation ("Buyer").

RECITALS

Seller desires to be acquired by Buyer, and Buyer desires to acquire Seller as of the Closing Date (as hereinafter defined) on the terms and subject to the conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS AND CONSTRUCTION

1.1 Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

"1933 Act" means the Securities Act of 1933, as amended.

"Affiliate" means, with respect to any Person each Family Member and each Person that directly or indirectly controls, is controlled by or is under common control with such Person.  In this context control means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934) of (i) the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of such Person or (ii) more than 25% of the economic or voting interests in such Person.

"Agreement" has the meaning given to it in the Preamble.

"Asserted Liability" has the meaning given to it in Section (a).

"Assets" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, that are operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

"Benefit Plan" means (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) each plan, program, policy, contract, agreement or other arrangement that would be an "employee benefit plan", as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock or stock-related plan (whether qualified or nonqualified), (iv) each compensation, deferred compensation, performance award, bonus or incentive compensation plan and (v) each change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit plan each of which is or has been maintained or contributed to or required to be contributed to, by Seller or with respect to which Seller has any liability or obligation (whether actual or contingent), or under which any employee, manager, officer, director, former employee, manager, officer, director or partner of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

"Business" means acquiring producing and/or mature oil and gas properties and developing drilling opportunities in proved areas.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

"Buyer" has the meaning set forth in in the Preamble.

"Buyer's Common Shares" means shares of the Equity Interests in Buyer.

"Charter Documents" means with respect to any Person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

"Claim" means any demand, claim, action, investigation, or Proceeding.

"Claims Notice" has the meaning given to it in Section (a).

"Closing" has the meaning given to it in Section 3.1.

"Closing Date" meaning set forth in Section 3.1.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act, as amended.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Contract" means any written or oral legally binding commitment, obligation, contract, agreement (including letter agreement), lease, license, evidence of indebtedness, mortgage, indenture, purchase order, bid, letter of credit, security agreement or other arrangement.

"Dispute" has the meaning given to it in Section (a).

"Environmental Law" means all applicable Legal Requirements relating to the prevention of pollution, remediation of contamination, protection of natural resources or the environment (including air, water or land), exposure to hazardous or toxic substances, or the preservation of environmental quality, each as amended on or prior to the Closing.  The term "Environmental Law" shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Oil Pollution Act, 33 U.S.C. §2701 et seq., the National Environmental Policy Act, 42 U.S.C. §4321, et seq., the Atomic Energy Community Act, the Atomic Testing Liability Act, the Atomic Energy Damages Act, the Atomic Energy Omnibus Act, the Atomic/Nuclear Waste Policy Act and any state, county, or local laws and regulations similar thereto.

"Equity Interests" means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses or distribution of assets from, or participate in the management or election of the governing persons of, the issuing entity.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same "controlled group" as Seller pursuant to Section 4001(a)(14) of ERISA.

"Fair Market Value" means the value as determined by 10% of the Proved Undeveloped Properties, 50% of the Proved behind Pipe, and 100% of the Proved Producing properties, consistent with the previous reserve value calculation as determined from an independent third party engineering report..

"Family Member" of an individual Person means (i) the individual's spouse, (ii) any natural person who is related to the individual or the individual's spouse within the second degree and (iii) any natural person who resides with such individual.

"Financial Statements" has the meaning given to it in Section 4.8.

"FINRA"  shall mean the Financial Industry Regulatory Authority.

"GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

"Governmental Authority" means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States.

"Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

"Hazardous Material" means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, radioactive materials, petroleum or petroleum products (including crude oil), and any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

"Indebtedness" means all Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP.

"Intellectual Property" shall collectively mean all of the following legal rights, title, or interest in or arising under the Legal Requirements of the United States, any state, any other country, or international treaty regime, whether or not filed, perfected, registered, or recorded and whether now or hereafter existing, filed, issued, or acquired, including all renewals thereof: (i) certificates of invention and other indicia of invention ownership, patents, patent applications and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (ii) rights associated with works of authorship and literary property rights, including copyrights, copyright applications and copyright registrations, and moral rights, (iii) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, (iv) trademarks, service marks, logos, trade dress, domain names, trade names and service names, whether or not registered, and the goodwill associated therewith and (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property anywhere in the world.

"Knowledge" means (a) with respect to Seller, (i) the actual awareness of Andy Westmoreland and (ii) the actual awareness Andy Westmoreland would have obtained from making a reasonable review of documents in his possession and (b) with respect to Buyer, (i) actual awareness of Don Crosbie and (ii) the actual awareness Don Crosbie would have obtained from making a reasonable review of documents in his possession and a reasonable investigation of the books and records of Seller.

"Legal Requirement" means any treaty, constitution, law, statute, ordinance, principle of common law, regulation, rule, Order or other pronouncement of any Governmental Authority having the effect of law.

"Liabilities" of any Person means all liabilities or obligations of any nature, whether known or unknown, whether absolute or contingent, accrued or un-accrued, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

"Lien" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

"Loss" means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, Taxes and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent such losses have not been recovered by insurance of Seller after using commercially reasonable efforts to recover such losses by insurance.

"Material Adverse Effect" means a material adverse change in or material adverse effect on (i) the business, operations, Assets, Liabilities, Trade Accounts Payable or financial condition of Seller taken as a whole, (ii) the validity or enforceability of this Agreement, (iii) the rights and remedies of or benefits available to the Parties under this Agreement or (iv) the ability of either Party to perform its obligations under this Agreement.

"Order" means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental Authority, whether preliminary or final.

"Ordinary Course of Business" means the conduct of the Business in a manner consistent with historical practices that does not require the approval or consent of any other Person or result in a violation of any Legal Requirement or the Charter Documents or a default or event that, with notice or the passage of time or notice and the passage of time, would be a default or other violation of any Contract.

"Parties" means Buyer and Seller, collectively.

"Party" means, as appropriate, either Buyer or Seller, individually.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

"Pre-Closing Period" means any Tax period ending on or before the Closing Date.

"Proceeding" means any complaint, action, suit, proceeding, arbitration, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitral tribunal.

"Purchase Price" means up to 23,401,590 shares of Buyer's Common Shares.

"Real Property" means all real property owned by Seller, as described or listed on Exhibit "A" attached hereto.

"Representatives" means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

"Schedules" means the disclosure schedules prepared by Seller and attached to this Agreement.

"SEC" shall mean the U.S. Securities and Exchange Commission

"Seller" has the meaning given to it in the Preamble.

"Seller's Common Shares" means 100% of the issued and outstanding Equity Interests in Seller currently held by all of its selling stockholders in aggregate.

"Straddle Period" means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

"Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period, (iii) any obligation to indemnify or otherwise assume the Tax obligations of any other Person, whether pursuant to Treas. Reg. §1.1502-6 or any similar provision of state, local or foreign applicable Legal Requirement, as a transferee or successor, by contract or otherwise and (iv) any liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other Person.

"Tax Return" means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Legal Requirement relating to any Taxes.

"Trade Accounts Payable" means the aggregate of Seller's (i) accounts payable and (ii) accrued liabilities, both on and as of the Closing Date as set forth on the Financial Statements.

1.2 Rules of Construction

(a)      The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All underscored Article, Section, subsection, Exhibit and Schedules references used in this Agreement are to Articles, Sections, subsections, Exhibits and Schedules to this Agreement unless otherwise specified.

(b)      The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)      If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words "includes" or "including" shall mean "including without limitation," the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(d)      All currency amounts referenced herein are in United States Dollars unless otherwise specified.  The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(e)      Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f)      All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements.

(g)      Any reference herein to any Legal Requirement shall be construed as referring to such Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Legal Requirement include a reference to the corresponding provisions of any prior or succeeding Legal Requirement.

(h)      Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of, and participated in drafting, this Agreement and that any rule of construction operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II.
Acquisition Consideration

2.1 Consideration to Seller.  On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer all of the Seller's Common Shares at the Closing.  Buyer agrees that the Purchase Price shall be in the form of certificates of Buyer's Common Shares, issued to Seller's selling shareholders; in the aggregate amount of up to 23,401,590 post reverse split common shares (the "Exchange Shares"). Seller understands and agrees that before its selling shareholders may receive their shares; i) certain filings described in Section 6.2 below with the SEC and or FINRA  and additional filings with other regulatory agencies and certain other actions must be accomplished and that such filings have certain wait periods before they become effective and ii) Seller's selling shareholders must execute an investment letter and stock powers authorizing transfer of their shares as more particularly described in Section 3below to Buyer.

ARTICLE III.
CLOSING

3.1 Time and Place.  The consummation of the purchase and sale of Seller's Common Shares and Buyer's Common Shares (the "Closing "or "Closing Date") shall take place at the offices of Kane Russell Coleman & Logan PC, 1601 Elm Street, Suite 3700, Dallas, Texas, at 10:00 A.M. local time, on the date five (5) days after the SEC notice requirements have been fulfilled and are deemed effective, or at such other place, date and time as the Parties agree. However the Parties hereby agree that in no event shall the Closing be held later than the close of business on May 31, 2013 whereby if the Closing has not occurred by such date and time, this Agreement shall be null and void. All transactions contemplated to occur at the Closing shall be deemed to occur simultaneously.

3.2 Conditions to Buyer's Obligations.  The obligation of Buyer to perform the obligations required to be performed by Buyer at the Closing, are subject to each of the following conditions:

(a)      Seller shall have performed and complied in all respects with its covenants and obligations under this Agreement, and the representations and warranties of Seller under this Agreement shall be true and correct in all respects on and as of the Closing Date.

(b)      Each of Seller's selling shareholders shall have completed an investment letter and stock  powers in a form substantially similar to the form attached hereto as Exhibit "B" such that Buyer will acquire not less than 90% of the common stock shares of Seller.

(c)      All required filings with regulatory authorities including but not limited to the SEC and FINRA have been made and are deemed effective.

(d)      No event has occurred, no circumstance exists, no Order has been issued and no Proceeding is pending or threatened that has had or is reasonably likely to result in a Material Adverse Effect.

3.3 Conditions to Seller's Obligations.  The obligation of Seller to perform the obligations required to be performed by Seller at or before the Closing, is subject to each of the following conditions:

(a)      Buyer, conditioned upon approval of a majority of Buyer's Common Shares, shall conduct a reverse-stock split of 200 to 1, the outcome of which shall cause the current stockholders of Claimsnet.com, Inc. to own, in the aggregate, a total of  approximately 178,000 shares (plus or minus 250 shares) of Claimsnet.com, Inc. Notwithstanding the aforementioned share amount an adjustment will be made to the number of shares in the event the Fair Market Value of Seller is less than $53,000,000 (the "Threshold") at the time of closing. In that event the amount of shares to be retained by Buyer's current shareholders will be increased in the same proportion as Seller's fair market value Threshold decreases. For example if Seller's fair market Threshold decreases 10% then the amount of shares retained by Buyer's shareholders increases 10%;

(b)      Subject to compliance with Rule 14f-1, all Buyer's current directors, excepting Don Crosbie will resign effective the Closing and the following persons shall be appointed directors of Buyer; Stuart Hagler, Andy Westmoreland and Dave May to serve as directors until their successor has been elected or until their earlier death or resignation;

(c)      Satisfactory evidence to Seller's counsel in the form of an Officer's certificate that all outstanding warrants, options calls, rights, commitments or Contracts to which Buyer is a party or by which it is bound, in any case obligating Buyer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of Buyer, or obligating Buyer to grant, extend or enter into any option, warrant, call, right, commitment or Contract now or in the future have been voluntarily surrendered or otherwise cancelled such that no such obligations shall exist upon completion of the Closing:

(d)      All required filings with regulatory authorities including but not limited to the SEC and FINRA have been made and are deemed effective.

(e)      Buyer shall have performed and complied in all respects with its covenants and obligations under this Agreement, and the representations and warranties of Buyer under this Agreement shall be true and correct in all respects on and as of the Closing Date;

(f)      No event has occurred, no circumstance exists, no Order has been issued and no Proceeding is pending or threatened that has had or is reasonably likely to result in a Material Adverse Effect.

3.4 Closing Deliveries by Seller.  At the Closing, Seller shall deliver, or shall cause to be delivered:

(a)      To Buyer, a certificate or certificates representing Seller's Common Shares, duly endorsed in blank or accompanied by a duly signed irrevocable stock power in blank authorizing Buyer to transfer or cause the transfer of the ownership of the selling shareholder's common stock shares on the books and records of Seller to Buyer. The parties understand and recognize that the administrative acts necessary to complete the exchange for all Seller's stockholders will likely take several days post-closing however Seller warrants and represents that upon completion of the exchange Buyer will acquire no less than 90% of the issued and outstanding stock of Seller.

(b)      Such additional certifications of fact or articles of transfer as Buyer or its counsel shall reasonably request.

3.5 Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver, or shall cause to be delivered:

(a)      To Seller, the Purchase Price in the form of a certificate or certificates representing in the Exchange Shares in the name of Seller's selling shareholders as Seller shall supply to Buyer at or before Closing.

(b)      Such certifications of fact as Seller or its counsel shall reasonably request.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
REGARDING SELLER

Except as set forth in the Schedules, Seller and each of  its subsidiaries hereby represents and warrants to Buyer as follows:

4.1 Organization; Good Standing (a)      Seller is duly formed, validly existing and in good standing under the Legal Requirements of the State of Texas.

(b)      Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

4.2 Authority  Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary action.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Legal Requirements relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3 Capitalization of Seller.  Seller's Common Shares are owned beneficially and of record its respective stockholders, free and clear of all Liens other than restrictions on transfer under securities laws. At Closing, except Seller's Common Shares, none of the following are issued, reserved for issuance or outstanding: any shares of capital stock options, warrants, calls, rights, commitments or Contracts to which Seller is a party or by which it is bound, in any case obligating Seller to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of Seller, or obligating Seller to grant, extend or enter into any option, warrant, call, right, commitment or Contract.  The Seller's Common Shares are duly authorized, validly issued, fully paid and, subject to the Legal Requirements of the State of Texas, nonassessable, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

4.4 Subsidiaries  Seller owns all the issued and outstanding membership interests of CoreTerra Operating, LLC, a Texas limited liability company and there are no other outstanding Equity Interests in CoreTerra Operating, LLC. The representations set forth in this Article IV shall also apply to CoreTerra Operating, LLC..

4.5 No Conflicts.  The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations under this Agreement do not and will not:

(a)      conflict with or result in a violation or breach of any Charter Documents of Seller or Seller;

(b)      result in a breach of or a default under (or give rise to a right of termination, modification, cancellation or acceleration of) any Contract to which Seller is a party or by which any of Seller's property is bound or result in the imposition or creation of a Lien on any of Seller's property; or

(c)      conflict with or violate any Legal Requirement applicable to Seller, except for such conflicts and violations as would not reasonably be expected to result in a Material Adverse Effect.

4.6 Legal Proceedings.  There are no Proceedings pending, threatened or, to Seller's Knowledge, contemplated against Seller before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.7 Consents and Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any director, shareholder, partner, joint venturer, creditor, investor, Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

4.8 Financial Statements.  Buyer has been provided copies of the balance sheets of Seller as of December 31, 2011 and 2012, together with the statement of operations and stockholders' equity of Seller for the periods then ended (the "Financial Statements").  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as set forth in the notes thereto and except for year-end adjustments, none of which are expected to be material) and fairly present the financial position of Seller at the dates thereof and the results of the operations of Seller for the respective periods indicated.

4.9 Absence of Changes.  Since December 31, 2012, Seller had not:

(a)      to Seller's Knowledge, sold, leased, licensed or otherwise disposed of or transferred any of its material Assets, or any right under any lease, Governmental Authorization or Contract other than the sale of inventory in the Ordinary Course of Business;

(b)      to Seller's Knowledge, suffered (i) any change, circumstance, effect, event or fact that would reasonably be likely to have a Material Adverse Effect, (ii) any damage, destruction or casualty of property that resulted in uninsured losses in excess of $5,000 or anticipated cost to repair (whether or not covered by insurance) in excess of $5,000 in the aggregate or (iii) any taking by condemnation or eminent domain of any of its Assets having a historical cost or fair market value that exceeds $50,000 in the aggregate;

(c)      except as may be required to meet applicable Legal Requirements or GAAP, changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business or Seller;

(d)      failed to maintain its corporate existence;

(e)      merged or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(f)      liquidated, dissolved, recapitalized, reorganized or otherwise wound up its Business or operations;

(g)      purchased any securities of any Person, except for short-term investments made in the Ordinary Course of Business;

(h)      changed any material election with respect to Taxes; or

(i)      to Seller's Knowledge, agreed or committed to do any of the foregoing.

4.10 Environmental Matters

(a)      There are no pending, threatened or, to Seller's Knowledge, contemplated Claims against Seller pursuant to Environmental Laws, nor has Seller received any notice of violation or noncompliance, written request for information, order or demand or notice of enforcement from any Governmental Authority relating to Seller pursuant to Environmental Laws which remains uncorrected.

(b)      Seller has made available for inspection by Buyer copies of all environmental assessment and audit reports and studies relating to the Real Property and the operations of Seller that are in the possession of Seller.

4.11 Taxes.  The Seller makes the following representations and warranties to Buyer as of the date hereof.

(a)      All material Tax Returns required to be filed by or with respect to Seller prior to the date hereof and at the date of Closing will have been duly and timely filed and all such Tax Returns were complete and accurate in all material respects and prepared in compliance in all material respects with all applicable Legal Requirements.

(b)      There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by Seller.  No outstanding material claim, assessment or deficiency in respect of Taxes has been asserted in writing against Seller by any Governmental Authority.  There is no Claim or Proceeding pending against, or with respect to, Seller with regard to Taxes.

(c)      There is no existing Tax sharing allocation or similar Contract that could require any payment be made by Seller on or after the Closing Date, and Seller is not liable for the Taxes of any other Person by contract, as successor or transferee, or otherwise.

(d)      Seller will not be required to include in income, or exclude any item of deduction from income, for any Tax period (or portion thereof) ending after the execution date hereof as a result of any (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Tax period ending on or prior to the Closing Date, (ii) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign law) executed prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) entered into or created prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date (other than deposits, progress payments and other amounts received under Contracts prior to the Closing Date that constitute deferred income in accordance with GAAP).

(e)      There are no Tax holidays or Tax incentives applicable to Seller.

(f)      Seller has not participated, within the meaning of Treas. Reg. §1.6011-4(c)(3), in any "listed transaction" within the meaning of Treas. Reg. §1.6011-4(b)(2).

Except as set forth in this Section 4.11 and in Section 4.12, no representations or warranties are being made (or shall be deemed to have been made) by Seller with respect to matters arising under or relating to any Legal Requirement related to Taxes or other Tax matters.

4.12 Employee Benefits.  Seller has made available to Buyer true, complete and correct copies of each Benefit Plan, if any, including, without limitation, all amendments thereto and, if applicable, all related trust documents and funding instruments (including, without limitation, all insurance contracts).

4.13 Transactions with Affiliates.  Seller is not owed any amount from, does not owe any amount to, and has not guaranteed any amount owed by, any Affiliate of Seller and does not have any Contracts with or any commitments to any Affiliate of Seller.  No Affiliate of Seller has any direct or indirect interest in (i) any Assets of Seller (except as an equity interest holder) or (ii) any Person (other than Seller) which is a party to any Contract with Seller.

4.14 Bank Accounts.  Seller has provided Buyer with a complete list of the names and locations of banks, trust companies and other financial institutions at which Seller maintains accounts of any nature or safe deposit boxes and the Persons who are authorized to sign for or draw upon such accounts.

4.15 Operation of Company.  To Seller's Knowledge:

(a)      the Assets of Seller constitute all assets used by Seller in the conduct of the Business;

(b)      Seller has no Liabilities that would be required to be included on a balance sheet prepared in accordance with GAAP except Liabilities incurred in the Ordinary Course of Business which are either (i) reflected on the Financial Statements or (ii) incurred since December 31, 2012;

(c)      Seller is not a party to any Contract other than Contracts in the Ordinary Course of Business consistent with past practices;

(d)      Seller is in material compliance with all Legal Requirements applicable to it and holds all material permits, licenses, variances, exemptions, Orders and approvals necessary for the lawful conduct of its Business;

(e)      there is no Claim or Proceeding pending, threatened or contemplated against Seller by or before any Governmental Authority; and

(f)      Seller has obtained and presently maintains in full force and effect insurance policies relating to workers' compensation, employer liability, general liability, property and casualty with coverages and limits that are appropriate for the Business.

4.16 Broker's Commissions.  Neither Seller nor Seller has, directly or indirectly, entered into any Contract with any Person that would obligate Seller or any of its Affiliates to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

4.17 Unregistered Shares.  The Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws or (ii) an exemption from the registration and qualification requirements of the Securities Act and applicable state securities laws. It is understood that, except as provided below, certificates evidencing the Purchased Shares may bear the following or any similar legend: “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act (ii) such securities may be sold pursuant to Rule 144 or (iii) Buyer has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended, or qualification under applicable state securities laws. Notwithstanding the foregoing, the securities may be pledged in connection with a bona fide margin account secured by the securities.”

4.18 Acquisition as Investment.  Seller is acquiring the Exchange Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person.  Seller has made its own analysis of Buyer's Common Shares, Buyer and Buyer's Assets for the purpose of acquiring the Exchange Shares, and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Except as set forth on the Schedules, Buyer hereby represents and warrants to Seller as follows:

5.1 Organization; Good Standing  Buyer is duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware.

5.2 Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby subject only to majority approval by the stockholders of Buyer.  The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary action.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Legal Requirements relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3 Capitalization of Buyer.  Buyer's Common Shares are currently owned beneficially and of record by 92 stockholders. The Exchange Shares and Buyer's remaining authorized but unissued common stock shares are  free and clear of all Liens other than restrictions on transfer under securities laws.  Effective the Closing and except Buyer's Common Shares, none of the following are issued, reserved for issuance or outstanding: (i) any security interest or other interests convertible into, or exchangeable or exercisable for Equity Interest of Buyer or (ii) any options, warrants, calls, rights, commitments or Contracts to which Buyer is a party or by which it is bound, in any case obligating Buyer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of Buyer, or obligating Buyer to grant, extend or enter into any option, warrant, call, right, commitment or Contract.  Buyer's Common Shares are duly authorized, validly issued, fully paid and, subject to the Legal Requirements of the State of Delaware, nonassessable, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

5.4 Subsidiaries.  Buyer does not own any Equity Interests issued by any Person other than its non-operating wholly owned subsidiaries; ANC Holdings, LLC, a Texas limited liability company and Healthexchange.com Inc., a Delaware corporation.

5.5 No Conflicts  The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations under this Agreement do not and will not:

(a)      conflict with or result in a violation or breach of any Charter Documents of Buyer;

(b)      result in a breach of or a default under (or give rise to a right of termination, modification, cancellation or acceleration) under any Contract to which Buyer is a party or by which any of Buyer's property is bound or result in the imposition or creation of a Lien on any of Buyer's property; or

(c)      conflict with or violate any Legal Requirement applicable to Buyer, except for such conflicts and violations as would not reasonably be expected to result in a Material Adverse Effect.

5.6 Legal Proceedings.  There are no Proceedings pending, threatened or, to Buyer's Knowledge, contemplated against Buyer before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.7 Consents and Governmental Approvals and Filings  Except for the required and necessary governmental regulatory filings and approvals no consent, approval or action of, filing with or notice to any director, shareholder, partner, joint venturer, creditor, investor, Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

5.8 Broker's Commissions  Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or any of its Affiliates to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

5.9 Absence of Changes  Since December 31, 2012, Buyer has not:

(a)      to Buyer's Knowledge, sold, leased, licensed or otherwise disposed of or transferred any of its Assets, or any right under any lease, Governmental Authorization or Contract other than the sale of inventory in the Ordinary Course of Business;

(b)      to Buyer's Knowledge, suffered (i) any change, circumstance, effect, event or fact that would reasonably be likely to have a Material Adverse Effect, (ii) any damage, destruction or casualty of property that resulted in uninsured losses in excess of $5,000 or anticipated cost to repair (whether or not covered by insurance) in excess of $5,000 in the aggregate or (iii) any taking by condemnation or eminent domain of any of its Assets having a historical cost or fair market value that exceeds $50,000 in the aggregate;

(c)      except as may be required to meet applicable Legal Requirements or GAAP, changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business or Seller;

(d)      failed to maintain its corporate existence;

(e)      merged or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(f)      issued or sold any Equity Interests;

(g)      liquidated, dissolved, recapitalized, reorganized or otherwise wound up its Business or operations;

(h)      purchased any securities of any Person, except for short-term investments made in the Ordinary Course of Business;

(i)      changed any material election with respect to Taxes; or

(j)      to Buyer's Knowledge, agreed or committed to do any of the foregoing.

5.10 Acquisition as Investment.  Buyer is acquiring Seller's Common Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person.  Buyer has made its own analysis of Seller's Common Shares, Seller and Seller's Assets for the purpose of acquiring Seller's Common Shares, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  Buyer acknowledges that Seller's Common Shares are not registered pursuant to the 1933 Act and that none of Seller's Common Shares may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act.

5.11 Taxes  The Buyer makes the following representations and warranties to Seller:

(a)      All material Tax Returns required to be filed by or with respect to Buyer prior to the date hereof and at the date of Closing will have been duly and timely filed and all such Tax Returns were complete and accurate in all material respects and prepared in compliance in all material respects with all applicable Legal Requirements.

(b)      There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by Buyer.  No outstanding material claim, assessment or deficiency in respect of Taxes has been asserted in writing against Buyer by any Governmental Authority.  There is no Claim or Proceeding pending against, or with respect to, Buyer with regard to Taxes.

(c)      There is no existing Tax sharing allocation or similar Contract that could require any payment be made by Buyer on or after the Closing Date, and Buyer is not liable for the Taxes of any other Person by contract, as successor or transferee, or otherwise.

(d)      Buyer will not be required to include in income, or exclude any item of deduction from income, for any Tax period (or portion thereof) ending after the execution date hereof as a result of any (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Tax period ending on or prior to the Closing Date, (ii) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign law) executed prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) entered into or created prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date (other than deposits, progress payments and other amounts received under Contracts prior to the Closing Date that constitute deferred income in accordance with GAAP).

(e)      There are no Tax holidays or Tax incentives applicable to Buyer.

(f)      Buyer has not participated, within the meaning of Treas. Reg. §1.6011-4(c)(3), in any "listed transaction" within the meaning of Treas. Reg. §1.6011-4(b)(2).

Except as set forth in this Section 4.11 and in Section 4.12, no representations or warranties are being made (or shall be deemed to have been made) by Buyer with respect to matters arising under or relating to any Legal Requirement related to Taxes or other Tax matters.

5.12 Employee Benefits  Buyer has made available to Seller true, complete and correct copies of each Benefit Plan, if any, including, without limitation, all amendments thereto and, if applicable, all related trust documents and funding instruments (including, without limitation, all insurance contracts).

5.13 Transactions with Affiliates  Except as disclosed in Buyer's most recent 10-K filing Buyer is not owed any amount from, does not owe any amount to, and has not guaranteed any amount owed by, any Affiliate of Buyer and does not have any Contracts with or any commitments to any Affiliate of Buyer.  No Affiliate of Buyer has any direct or indirect interest in (i) any Assets of Buyer (except as an equity interest holder) or (ii) any Person (other than Buyer) which is a party to any Contract with Buyer.

5.14 Bank Accounts  Buyer has provided Seller with a complete list of the names and locations of banks, trust companies and other financial institutions at which Buyer maintains accounts of any nature or safe deposit boxes and the Persons who are authorized to sign for or draw upon such accounts.

5.15 Operation of Company.  To Buyer's Knowledge:

(a)      the Assets of Buyer constitute all assets used by Buyer in the conduct of the Business;

(b)      Buyer has no Liabilities that would be required to be included on a balance sheet prepared in accordance with GAAP except Liabilities incurred in the Ordinary Course of Business which are either (i) reflected on the Financial Statements or (ii) incurred since December 31, 2012;

(c)      Except as disclosed in Buyer's most recent 10-K filing Buyer is not a party to any Contract other than Contracts in the Ordinary Course of Business consistent with past practices;

(d)      Buyer is in material compliance with all Legal Requirements applicable to it and holds all material permits, licenses, variances, exemptions, Orders and approvals necessary for the lawful conduct of its Business;

(e)      there is no Claim or Proceeding pending, threatened or contemplated against Buyer by or before any Governmental Authority; and

(f)      Buyer has obtained and presently maintains in full force and effect insurance policies relating to workers' compensation, employer liability, general liability, property and casualty with coverage and limits that are appropriate for the Business.

5.16 Buyer's Knowledge  Buyer has no Knowledge of any fact or circumstance that would make Seller's representations regarding Seller, its Assets, Liabilities or Business untrue or incorrect in any material respect.

ARTICLE VI
COVENANTS

6.1 Insurance  Seller shall maintain in full force and effect all insurance policies owned by Seller that name Seller as an insured (or additional insured) party for the remaining portion of the then current term of such policies and shall, at Seller's sole cost, cause such insurance policies to be endorsed, as necessary, so that (i) Seller continues to be named as an insured or additional insured during the remaining term of such policies, (ii) Seller is authorized to make claims on such policies without the prior notice to or consent of Seller and (iii) Seller is entitled to receive the proceeds from any claims under such policies made by or on behalf of Seller.

6.2 SEC Filings. The parties understand and agree that certain filings with the SEC will be required to be filed and effective prior to Closing including but not limited to the following;

(a)      Form 8-K reporting execution of this Agreement and

(b)      Form 14-C  including notice of the revised reverse  stock split contemplated by the terms of this Agreement, the changing of the name of Buyer to TransCoastal Corporation,  consent to the Acquisition Agreement and appointment of certain directors identified  herein.

Upon the reasonable request of the Buyer, after the Closing Date the Seller shall use its reasonable best efforts to provide such information available to it including information filings, reports, financial statements or other circumstances of the Seller occurring, reported or filed prior to the Closing, as may be necessary or required by Buyer for the preparation of the post-Closjng  reports that Buyer is required to file with the SEC  and other regulatory agencies to remain in compliance and current with its reporting requirements under the Securities Act and/or Exchange Act or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC or other inquiry in respect thereof..

6.3 Tax Matters  (a)      Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by Seller after the execution date hereof including, for the avoidance of doubt, Seller’s federal income tax return for the short taxable year ending on the Closing Date, and shall pay or cause to be paid all Taxes shown as due thereon.

(b)      The amount of any refunds of Taxes of Seller for (i) the short taxable year of Seller ending on the Closing Date, (ii) the Straddle Period, and (iii) any Tax period beginning after the Closing Date shall be for the account of Seller. The amount of any refunds of Taxes of Seller for any pre-Closing Date periods other than those described in subsections (i) and (ii) of the immediately preceding sentence shall be for the account of the Seller.  Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 6.2(b) the amount of any such refund within 30 days after such refund is received, net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund.

6.4 Public Announcements  The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Legal Requirement, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of disclosure.

6.5 Further Assurances  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party's request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause Seller to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNITY; LIMITATIONS AND ARBITRATION

7.1 Survival of Representations and Warranties  The representations and warranties of Seller and Buyer set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto shall survive the Closing until 5:00 p.m. on the first anniversary of the Closing Date, after which date and time no Claims for indemnification may be asserted, regardless of when such right arose; provided, however, that:

(a)      the representations and warranties set forth in Sections 4.1 (Organization; Good Standing), 4.2 (Authority), 4.3 (Capitalization of Seller), 4.4 (Subsidiaries), 4.5 (No Conflicts), 4.6 (Legal Proceedings), 4.7 (Consents and Government Approvals), 4.10 (Environmental Matters), 4.12 (Employee Benefits), 4.16 (Broker's Commissions), Sections 5.1 (Organization; Good Standing), 5.2 (Authority), 5.34.3 (Capitalization of Buyer), 5.44.4 (Subsidiaries), 4.5 (No Conflicts), 5.64.6 (Legal Proceedings), 5.74.7 (Consents and Government Approvals), 4.10 (Environmental Matters), 5.12 (Employee Benefits), 4.16 (Broker's Commissions), shall survive the Closing until 5:00 p.m. on the first anniversary of the Closing Date; and

(b)      any Claim that was made prior to the expiration of the survival period specified herein for any representation, warranty, covenant, agreement, right or obligation that gave rise to such Claim shall survive until such Claim is finally paid or adjudicated.

7.2 Indemnification of Buyer by Seller  Subject to the limitations on recourse and recovery set forth in this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Losses imposed upon or incurred after the Closing Date by Buyer or any of their respective Representatives or Affiliates in connection with, arising out of or resulting from:

(a)      the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any certificate, document or agreement delivered by Seller pursuant to or in connection with the transactions contemplated by this Agreement;

(b)      any nonfulfillment or breach by Seller of any covenant or agreement made by Seller under this Agreement or in any certificate, document or agreement delivered by Seller pursuant to or in connection with the transactions contemplated by this Agreement; and

(c)      any Indebtedness of Seller existing on the Closing Date other than the Trade Accounts Payable.

7.3 Indemnification of Seller by Buyer  Subject to the limitations on recourse and recovery set forth in this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses imposed upon or incurred after the Closing by Seller or any of its Representatives or Affiliates in connection with, arising out of or resulting from the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document or agreement delivered by Buyer pursuant to or in connection with the transactions contemplated by this Agreement; any nonfulfillment or breach by Buyer of any covenant or agreement made by Buyer under this Agreement or in any certificate, document or agreement delivered by Buyer pursuant to or in connection with the transactions contemplated by this Agreement; any and all Liabilities of Seller (except to the extent Seller as of such time has an indemnity obligation to Buyer with respect thereto); and any and all Taxes payable by Seller after the Closing Date, including for the avoidance of doubt, any and all Taxes of Seller with respect to (i) the short taxable year of Seller ending on the Closing Date and (ii) the portion of a Straddle Period ending on the Closing Date.

7.4 Limitations on Seller's Indemnification Obligations  Notwithstanding anything herein to the contrary, but subject to the remainder of this Section 7.4:

(a)      Seller shall not be required to indemnify Buyer in respect of any Losses subject to indemnification pursuant to Section (a) unless and until the aggregate of all Losses subject to indemnification pursuant to Section (a) exceeds $25,000 (the "Deductible"), in which case Seller shall be required to indemnity Buyer only for such Losses in excess of the Deductible; and

(b)      Seller shall not be required to indemnify Buyer in respect of any Losses subject to indemnification under Section (a) from and after the time that Seller has made indemnification payments under such section that in the aggregate are equal to or in excess of $1,000,000 (the "Cap") (other than payments thereunder to which the Cap does not apply in accordance with the last sentence of this Section 7.4).

Notwithstanding anything herein to the contrary, the Deductible and the Cap shall not apply to Losses to the extent such Losses arise from or relate to (i) fraud, (ii) the inaccuracy or breach of the representations and warranties in Sections 4.2 (Authority) and 4.3 (Capitalization of Seller) or (iii) any claim for indemnification pursuant to Section (b) and (c).

7.5 Limitations Generally  (a)      No indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 7.2 or 7.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 p.m. on the final date pursuant to Section 7.1, if any, to assert a Claim for indemnification on the basis asserted in such written demand.

(b)      Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through insurance recovery, such Party shall not have a separate right to indemnification for such matter.

(c)      For the purpose of determining the amount or value of a Claim for which indemnification is available under this Article VII, any references or qualifications in the underlying representation, warranty, covenant, or agreement with respect to materiality (including Material Adverse Effect) shall be disregarded.

(d)      NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE VII FOR ANY PUNITIVE, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES (COLLECTIVELY "EXCLUDED DAMAGES") SUFFERED BY SUCH PARTY, EXCEPT TO THE EXTENT SUCH EXCLUDED DAMAGES ARE RECOVERED BY ANY THIRD PARTY AGAINST AN PARTY IN A THIRD PARTY CLAIM IN RESPECT OF WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE VII.

7.6 Claims Procedures  (a)      Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an "Asserted Liability"), such indemnified Person shall give prompt written notice thereof (the "Claims Notice") to the relevant indemnifying Person, provided that in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than 30 days after becoming aware of such Asserted Liability.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)      As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 7.6, entitled to assume control of and appoint lead counsel for such defense; provided, however, that the indemnifying Person shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the indemnified Person which, if successful, would have a Material Adverse Effect on the business, operations, Assets, or financial condition of the indemnified Person or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both indemnified Persons and the indemnifying Person and the former shall have been advised in writing by counsel (with a copy to the indemnifying Person) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to indemnifying Persons; provided, further, however, that to exercise such rights the indemnifying Person must give notice to the indemnified Person within 90 days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense.  If the indemnifying Person does not give such notice within such 90-day period, then the indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the indemnifying Person.

(c)      If the indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 7.6, (i) the indemnifying Person shall obtain the prior written consent of the indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the indemnified Person and, if applicable, Seller, from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes any non-monetary, injunctive or other equitable relief against the indemnified Person or, if applicable, Seller and (ii) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(d)      If the indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 7.6, (i) the indemnified Person shall obtain the prior written consent of the indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) the indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e)      Each Party shall cooperate, and cause their respective controlled Affiliates to cooperate, in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

7.7 Waiver of Other Representations  (a)      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF SELLER, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE IV.

(b)      EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE IV, SELLER'S INTERESTS IN THE COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF SELLER INTERESTS "AS IS, WHERE IS, WITH ALL FAULTS," AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SELLER AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLER AND ITS ASSETS.

7.8 Access to Information.  After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause Seller to grant to Seller (or its designee), access at all reasonable times to all of the records relating to Seller in its possession or the possession of Seller, and shall afford such party the right (at such party's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement.  Buyer shall maintain, and shall cause Seller to maintain, such records until the seventh anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have records available with respect to Tax matters), or if any of the records pertain to any Claim or Dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the records designated by Seller or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

7.9 Dispute Resolution and Arbitration  (a)      In the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a "Dispute"), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between senior management of the Parties.  The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.  The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b)      If such consultations do not result in a resolution of the Dispute within 20 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting friendly consultation, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms of this Section 7.9, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 7.1.

(c)      Any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of this Section 7.9.

7.10 Arbitration Procedures.  (a)      Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration.  Each Party receiving such notice shall, within five Business Days thereafter, by return written notice to all Parties, state whether it shall accept such nomination, or decline to accept it and designate its nomination for an arbitrator.  One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required 10-Business Day period.  If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by Seller and one arbitrator being selected by Buyer, within five Business Days after the expiration of the 10-Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years.  In the event the arbitrators fail to appoint the third arbitrator within 30 days after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Dallas office of the American Arbitration Association.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United Stated Code).  If there is an inconsistency between this Section 7.10 and the Commercial Arbitration Rules or the Federal Arbitration Act, the provisions of this Section 7.10 shall prevail.

(b)      Within 10 Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party's proposal for resolution of the Dispute, which such proposal shall not conflict with the terms and conditions of this Agreement, together with the supporting data, if any, that was used to determine such proposal.  Within 30 days after the proposals are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals.  The arbitrator(s) (by majority rule if there are three arbitrators) shall determine the outcome of the Dispute.  The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one half of the costs.

(c)      The place of arbitration shall be Dallas, Texas, unless in any particular case the Parties agree upon a different venue.

(d)      Any decision of the arbitrator(s) pursuant to this Section 7.10 shall be final and binding upon the Parties.  The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their Assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof.  The Parties expressly submit to the jurisdiction of any such court.  The Parties hereby waive, to the extent permitted by Legal Requirements, any rights to appeal or to review of such award by any court or tribunal.

(e)      When any Dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement.  While any friendly consultations or arbitration is pending, no Party shall exercise any other remedies hereunder arising by virtue of the matters in Dispute.

7.11 Determination of Amount of Damages; Mitigation  The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment actually received by the indemnified Person as a result of the events giving rise to the claim for indemnification.  Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses.  Notwithstanding the foregoing, neither Buyer nor Seller shall be required to pursue any claims against any customer of Seller or against any employees of Seller.

7.12 Post-Closing Matters  It is hereby understood that Buyer, prior to Closing, will have approved the sale or exchange of the assets and all liabilities constituting the current business of Buyer to the certain debt holders (the “Debt Holders”) of Buyer. Buyer hereby represents and warrants that upon completion of the sale of the Claimsnet.com Subsidiary (as defined in Section 5.4 herein) all of Buyer’s liabilities to the Debt Holders that are required by GAAP to be reflected in its financial statements existing at the time of such sale or exchange will no longer be the responsibility of or an enforceable obligation of Buyer.  Buyer acknowledges that its Board of Directors determined the structure and terms of the spin-off as contemplated herein as a freely volitional act without any input from Seller.  Seller hereby agrees i) to place, at the time of the Closing, all the assets and liabilities constituting all the current business operations of Buyer into a separate wholly owned subsidiary of Buyer ("Claimsnet.com Subsidiary") and ii) to cause Buyer to spin off the Claimsnet.com Subsidiary as contemplated above within fifteen (15) days from the end of the then existing quarter at the time of the Closing. Seller warrants and represents that post-closing it will do nothing to interfere with or otherwise alter the assets, liabilities or operations of the current business of Claimsnet such that the business of Claimsnet will be preserved "as is" consistent with prior notice until its spin-off is completed as contemplated above.

ARTICLE VIII.
MISCELLANEOUS

8.1 Notices  (a)      Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in PDF), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:	TransCoastal Corporation
Attn: Andy Westmoreland
17304 Preston Road, Suite 700
Dallas, Texas 75252
Fax: (972) 818-0718
Email: awestmoreland@transcoastal.net

With a copy (which shall not constitute notice) to:

Craig G. Ongley
Kane Russell Coleman & Logan, PC
1601 Elm Street, Suite 3700
Dallas, Texas 75201
Fax: (214) 777-4299
Email: congley@krcl.com

If to Buyer, to:	Claimsnet.com, Inc.
Attn: Don Crosbie
14860 Montfort Drive
Dallas, TX 75254
Fax: (972) 458-1737
Email: dcrosbie@claimsnet.com

With a copy (which shall not constitute notice) to:

Mark D. Wigder
Looper Reed & McGraw P.C.
1601 Elm Street, Suite 4600
Dallas, Texas 75201
Fax: (214) 953-1332
Email: mwigder@lrmlaw.com

(b)      Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt.  Notice given by facsimile or other electronic transmission pursuant to this Section 8.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. on any Business Day or during any non-Business Day at the place of receipt.

(c)      Any Party may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Parties hereto.

8.2 Entire Agreement  This Agreement supersedes all prior discussions and agreements between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective Affiliates with respect to the subject matter hereof.

8.3 Expenses  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

8.4 Disclosure  Seller may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in any Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific Section, and all such information shall be deemed to qualify the entire Agreement and not just such Section.

8.5 Waiver  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.6 Amendment  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Seller and Buyer.

8.7 No Third Party Beneficiary  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

8.8 Assignment; Binding Effect  Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so shall be void, except for assignments and transfers by operation of Legal Requirement.  Subject to this Section 8.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

8.9 Invalid Provisions  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Legal Requirement, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible.

8.10 Counterparts; Facsimile  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

8.11 Exclusive Remedy  In the absence of actual fraud, should the Closing occur, the indemnification provisions in Article VII shall be the sole and exclusive remedy and recourse for any breach of this Agreement by Buyer or Seller, except as expressly provided in this Agreement.  In addition, any Party shall be entitled to seek specific performance against any other Party pursuant to Section 8.13.

8.12 Governing Legal Requirement; Enforcement, Jury Trial Waiver  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LEGAL REQUIREMENTS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION'S LEGAL REQUIREMENTS.  THE LEGAL REQUIREMENTS OF THE STATE OF TEXAS SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF.  WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTIONS 7.9 AND 7.10 AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTIONS 7.9 AND 7.10, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

8.13 Specific Performance  Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

8.14 Attorneys' Fees  In the event any Proceeding is brought for enforcement or interpretation of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and costs incurred in said Proceeding.

8.15 Remedies Cumulative  All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

TRANSCOASTAL CORPORATION
a Texas corporation

By: /s/ Andy Westmoreland
Name: Andy Westmoreland
Title:   President-Operations

BUYER:

CLAIMSNET.COM, INC.,
a Delaware corporation

By: /s/ Don Crosbie
Name: Don Crosbie
Title: President

Exhibit A

Real Property of Seller

TYPE OF RESERVE	LEASE	FIELD
Proved Producing	Bell #2	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Bell #3	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Boney ‐#11	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Boney ‐#15	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Boney ‐#7	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Brown ‐#202	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Brown ‐#206	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Brown ‐#209	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Brown 'A' #503	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Cobb ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Cobb ‐#3W	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Cobb ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Crow ‐#402	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Crow ‐#403	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Crow ‐#405	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Crow ‐#408	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Crow ‐#411	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Enserch ‐#1	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Heaston ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#10	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#11G	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#2	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#3	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#5	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heaston ‐#6	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Heithold ‐#101	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#10	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#11	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#12	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#14	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#2	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#3	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#6	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#7	PANHANDLE GRAY COUNTY FIELD
Proved Producing	J J Wall ‐#8	PANHANDLE GRAY COUNTY FIELD

Proved Producing	Jackson ‐#301	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Jackson ‐#302	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Jackson 'A' ‐#3	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Jackson 'A' ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Jackson 'A' ‐#5	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Kinzer ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Kinzer ‐#3	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Kinzer ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Leopold 'B' ‐#2	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Leopold 'B' ‐#5	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Leopold 'B' ‐#6	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Leopold 'B' ‐#7	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Magic ‐#4	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Meers Adobe ‐#1 Gas Well	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers 'C' ‐#10	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers 'C' ‐#12	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers 'C' ‐#5	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers 'C' ‐#7	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers 'C' ‐#9	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers L & W ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers L & W ‐#A1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Meers SS & B ‐#1 Gas Well	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Montague County ‐Daube #1	EANES FIELD
Proved Producing	Montague County ‐Donald & Donald #4	EANES FIELD
Proved Producing	Montague County ‐Donald & Donald #5	EANES FIELD
Proved Producing	Montague County ‐Donald & Donald #6	EANES FIELD
Proved Producing	Montague County ‐Kramer #1	EANES FIELD
Proved Producing	Saunders ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Saunders ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Shelby County ‐Gene Borders #1H	Angie, James Lime
Proved Producing	Shelby County ‐Gene Borders #2H	Angie, James Lime
Proved Producing	Shelby County ‐Savell #2H	SE MARTINSVILLE (JAMES LIME) FIELD
Proved Producing	Shelby County ‐Savell A #1H	SE MARTINSVILLE (JAMES LIME) FIELD
Proved Producing	Shelby County ‐Savell C #3H	SE MARTINSVILLE (JAMES LIME) FIELD
Proved Producing	Short ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Short ‐#7	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Stephens County ‐Pugh #10 (JV5)	Moon, SE (Marble Falls)
Proved Producing	Stephens County ‐Pugh #11 (JV6)	Moon, SE (Marble Falls)
Proved Producing	Stephens County ‐Pugh #12 (JV7)	Moon, SE (Marble Falls)
Proved Producing	Stephens County ‐Pugh #6 (JV1)	Moon, SE (Marble Falls)
Proved Producing	Stephens County ‐Pugh #7 (JV2)	Moon, SE (Marble Falls)

Proved Producing	Stephens County ‐Pugh #8 (JV3)	Moon, SE (Marble Falls)
Proved Producing	Stephens County ‐Pugh #9 (JV4)	Moon, SE (Marble Falls)
Proved Producing	Stevenson 'A' ‐#2	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Stevenson 'A' ‐#4	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Stevenson 'A' ‐#8	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Stevenson 'A' ‐#9	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Stevenson 'A" -#10	PANHANDLE CARSON COUNTY FIELD
Proved Producing	WAB ‐#1	PANHANDLE CARSON COUNTY FIELD
Proved Producing	WAB ‐#2	PANHANDLE CARSON COUNTY FIELD
Proved Producing	WAB ‐#4	PANHANDLE CARSON COUNTY FIELD
Proved Producing	Walberg ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Walberg ‐#12	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Walberg ‐#13	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Walberg ‐#3	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Walberg ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Walberg ‐#5	PANHANDLE GRAY COUNTY FIELD
Proved Producing	Walberg ‐#7	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Bill Phillips ‐#2	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Bill Phillips ‐#3	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Bill Phillips ‐#4	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Bill Phillips ‐#5	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Boney ‐#10	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#12	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#13	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#16	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#19	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#20	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#21	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#22	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#23	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#24	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Boney ‐#25	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Brown ‐#204	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#205	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#207	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#208	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#210	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#212	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#213	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#214	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#216	PANHANDLE GRAY COUNTY FIELD

Proved Behind Pipe	Brown ‐#217	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown ‐#218	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown 'A' #501	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown 'A' #502	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown 'A' #504	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown 'A' #505	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown 'A' #506	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Brown 'A' #507	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Cobb ‐#5	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Crow ‐#401	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Crow ‐#404	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Crow ‐#407	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Crow ‐#410	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heaston ‐#12	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heaston ‐#7	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heaston ‐#8	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heaston ‐#9	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heithold ‐#102	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heithold ‐#103	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heithold ‐#106	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Heithold ‐#107	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	J J Wall ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	J J Wall ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	J J Wall ‐#9	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Jackson ‐#306	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'A' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'A' #2	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'A' #4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'A' #6	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'A' #7	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'A' #8	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'B' ‐#1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'B' ‐#3	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'B' ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'B' ‐#8	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'C' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'C' #2	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'C' #3	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'C' #4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Leopold 'C' #5	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Mayfield 'B' #1	PANHANDLE HUTCHINSON COUNTY FLD.

Proved Behind Pipe	Mayfield 'B' #2	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'B' #3	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'B' #6	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'B' #8	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #13	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #15	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #16	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #18	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #3	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #4	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Mayfield 'C' #6	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Montague County ‐Donald & Donald #4	EANES FIELD – Various zones
Proved Behind Pipe	Montague County ‐Donald & Donald #5	EANES FIELD – Various zones
Proved Behind Pipe	Montague County ‐Donald & Donald #6	EANES FIELD – Various zones
Proved Behind Pipe	Montague County ‐Kramer #1	EANES FIELD – Various zones
Proved Behind Pipe	Short ‐#4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Short ‐#6	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Short 'A' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Short 'A' #4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Short 'B' #2	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog #2	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog #3	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog #4	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog 'A' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog 'A' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog 'A' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Skoog 'A' #1	PANHANDLE GRAY COUNTY FIELD
Proved Behind Pipe	Stephens County ‐Davis #1	Moon, SE (Marble Falls)
Proved Behind Pipe	Stephens County ‐No. Pugh #3	Moon, SE (Marble Falls)
Proved Behind Pipe	Stevenson 'A' ‐#11	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#12	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#15	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#21	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#22	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#25	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#26	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#28	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Stevenson 'A' ‐#5	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	WAB ‐#3	PANHANDLE CARSON COUNTY FIELD
Proved Behind Pipe	Walberg ‐#11	PANHANDLE GRAY COUNTY FIELD

Proved Behind Pipe	Bill Phillips ‐#1	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Behind Pipe	Montague County ‐Daube #1	EANES FIELD – Various zones
Proved Undeveloped	Shelby County ‐Gene Borders Area	Haynesville Depth
Proved Undeveloped	Bell	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Bill Phillips	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Undeveloped	Boney	PANHANDLE CARSON COUNTY FIELD
Proved Undeveloped	Brown	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Brown A	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Cobb	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Crow	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Enserch ‐#1	PANHANDLE CARSON COUNTY FIELD
Proved Undeveloped	Heaston	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Heitholt	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Jackson	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Jakcson A	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Kinzer	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Leopold B	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Magic	PANHANDLE CARSON COUNTY FIELD
Proved Undeveloped	Mayfield B	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Undeveloped	Mayfield C	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Undeveloped	Meers Adobe ‐#1 Gas Well	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Meers SS&B	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Montague County ‐Daube #1	EANES FIELD – Various zones
Proved Undeveloped	Montague County ‐Donald & Donald #4	EANES FIELD – Various zones
Proved Undeveloped	Montague County ‐Donald & Donald #5	EANES FIELD – Various zones
Proved Undeveloped	Montague County ‐Donald & Donald #6	EANES FIELD – Various zones
Proved Undeveloped	Montague County ‐Kramer #1	EANES FIELD – Various zones
Proved Undeveloped	Saunders	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Shelby County ‐Savell Area	Angie, James Lime Depth
Proved Undeveloped	Short	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Skoog	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Skoog A	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Stevenson A	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Undeveloped	Wab-Evelyn	PANHANDLE CARSON COUNTY FIELD
Proved Undeveloped	Walberg	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	Wall	PANHANDLE GRAY COUNTY FIELD
Salt Water Disposal Well	Brown ‐#211G	PANHANDLE GRAY COUNTY FIELD
Salt Water Disposal Well	Cobb ‐#2	PANHANDLE GRAY COUNTY FIELD
Salt Water Disposal Well	Crow ‐#406	PANHANDLE GRAY COUNTY FIELD
Salt Water Disposal Well	J J Wall ‐#5W	PANHANDLE GRAY COUNTY FIELD
Salt Water Disposal Well	Kinzer ‐#2W	PANHANDLE GRAY COUNTY FIELD

Salt Water Disposal Well	Magic ‐#2	PANHANDLE CARSON COUNTY FIELD
Salt Water Disposal Well	Montague County ‐Daube #2	EANES FIELD
Salt Water Disposal Well	Short #2	PANHANDLE GRAY COUNTY FIELD
Salt Water Disposal Well	Stevenson 'A' ‐#14	PANHANDLE HUTCHINSON COUNTY FLD.
Salt Water Disposal Well	Walberg ‐#9	PANHANDLE GRAY COUNTY FIELD

Disclosure Schedules

None

Exhibit B
Investment Letter and Stock Powers

INVESTMENT LETTER AND
STOCK POWERS

Claimsnet.com, Inc.
Attn: Don Crosbie
14860 Montfort Drive
Dallas, TX 75254

Gentlemen:

1.           Subscription. The undersigned (the "Stockholder ") intending to be legally bound, hereby irrevocably subscribes for and agrees to sell and exchange his common stock shares in TransCoastal Corporation, a Texas corporation ("TCC")  to Claimsnet.com, Inc., a Delaware corporation (the "Corporation"), subject to the terms and conditions set forth below, for an equal number of shares of common stock (the "Stock") in Claimsnet.com.  The undersigned hereby tenders this subscription, together with an executed Signature Page and stock powers.  .

2.           Stockholder's Status as an Accredited Investor. THE STOCKHOLDER IS AN "ACCREDITED INVESTOR," AS SUCH TERM IS DEFINED IN RULE 501(a) OF REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933 ), AS AMENDED (THE "SECURITIES ACT"), BY REASON OF QUALIFYING UNDER ONE OR MORE OF THE TESTS CHECKED BELOW: (CHECK THE SPACE OR SPACES ON THE SIGNATURE PAGE THAT APPLY)

(a)           Any director or executive officer of the Corporation:

(b)           Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $ 1,000,000 not including the value of their primary residence;

(c)           natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(d)           Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or Corporation not formed for the specific purpose of acquiring the Stock, with total assets in excess of $5,000,000;

(e)           Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Stock, whose purchase is directed by a sophisticated person as described in Rule 506(b) of Regulation D;

(d)           Any entity in which all of the equity owners are Accredited Investors;

(e)           Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary (as defined in Section 3(21) of the Act) which is either a bank, savings and loan association, insurance company or registered investment advisor, or if such employee benefit plan has total assets of more than $5,000,000, or if such employee benefit plan is a self-directed plan and the investment decisions are made solely by persons that are accredited investors within the meaning set forth in Sections 2(a)-(f) above.

3.           Acknowledgment of Investment Risks. The Stockholder acknowledges that an investment in the Stock involves certain significant risks.  Stockholder acknowledges that there is a substantial risk that the Stockholder could lose all or a portion of his or her investment in the Corporation and the Stockholder is financially capable of bearing the risk of such investment for an indefinite period of time.

4.           Representations and Warranties of the Stockholder.  The Stockholder acknowledges, warrants and represents to the Corporation as follows:

(a)           The Stockholder has contacted the Corporation on his own accord and offered to purchase the Shares as Stockholder's purchase of the Shares has not been solicited by the Corporation or any of its officers or employees.

(b)           The Stockholder is an Accredited Investor, as indicated in Section 2 above, is sophisticated and well-informed and has such knowledge and experience in financial and business matters in general and in investments in particular, based on actual participation, as is necessary to enable the Stockholder to evaluate the merits and risks of a purchase of the Stock.

(c)           The Stockholder has no need for liquidity in his or her investment in the Stock and is able to bear the risk of that investment for an indefinite period.  The Stockholder understands that the Stock purchased hereby will be restricted stock subject to the resale limitations of Rule 144 as promulgated by the Securities and Exchange Commission. While there presently exists a public market for the Stock Stockholder hereby understands there can be no assurance that one will be maintained and if one exits what the price of the common stock will be. The Stockholder's present financial condition is such that the Stockholder is under no present or contemplated future need to dispose of any portion of the Stock subscribed for hereby to satisfy any existing or contemplated undertaking, need or indebtedness. The Stockholder's overall commitment to investments which are not readily marketable is not disproportionate to his or her net worth and the investment in the Corporation will not cause such overall commitment to become excessive. The Stockholder's investment in the Stock does not exceed 20% of the Stockholder's net worth (or, if applicable, the joint net worth of the Stockholder and the Stockholder's spouse).

(d)           The Stock has not been registered under the Securities Act, or any state securities act, and is being sold on the basis of exemptions from registration under the Securities Act and applicable state securities acts. Reliance on such exemptions is predicated impart on the accuracy of the Stockholder's representations and warranties set forth herein. The Stockholder acknowledges and hereby agrees that the Stock will not be transferable under any circumstances unless (i) the Stock has been registered or qualified under the Securities Act and all applicable state securities laws, or (ii) the Corporation shall have received an opinion of counsel stating that an exemption from such registration or qualification is available (such opinion and such counsel to be acceptable to the Corporation); accordingly, the Stockholder hereby acknowledges that there can be no assurance that the Stockholder will be able to liquidate his investment in the Corporation. The Stockholder understands that the Corporation is under no obligation to register the Stock under the Securities Act to comply with any applicable exemption under the Securities Act on behalf of the Stockholder with respect to any resale of the Stock and that the Stockholder will be able to avail himself of the provisions of Rule 144 promulgated under the Securities Act with respect to the resale of the Stock. The Stockholder further understands that any certificates evidencing the Stock will bear legends referring to the foregoing transfer restrictions.

(e)           In evaluating the merits and risks of an investment in the Corporation, the Stockholder has relied on the advice of his or her own personal legal, tax and financial counsel.

(f)           The Stock is being acquired solely for the Stockholder's own account, for investment purposes only, and is not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof, and the Stockholder has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. In order to induce the Corporation to issue and sell to the Stockholder the Stock subscribed for hereby, the parties hereto agree that the Corporation will have no obligation to recognize the ownership, beneficial or otherwise, of the Stock by anyone other than the Stockholder.  The Stockholder is not taking and will not take or cause to be taken any action that would cause the Stockholder to be deemed an "underwriter" within the meaning, of Section 2(11) of the Securities Act.

(g)           There are substantial risk factors pertaining to an investment in the Corporation. The Stockholder acknowledges that he or she has read the information set forth above and in the public filings of the Corporation including, but not limited to, the Corporations 10-K's, 10-Q's and 8-K's regarding certain risks associated with any investment in the Corporation and is familiar with the nature and scope of all such risks, including, without limitation, risks arising from the fact that the Corporation has recently embarked upon a new business plan, has a history of operational losses and limited financial resources; and the Stockholder is fully able to bear the economic risks of such investment for an indefinite period, and can afford a complete loss thereof.

(h)           The Stockholder is subscribing for the Stock, as indicated in Section 1 hereof, at their own request without being furnished any offering literature or prospectus other than this Subscription Agreement and the public documents described in (g) above. The Stockholder also has been given the opportunity to (i) ask questions of and receive answers from the Corporation and its designated representatives concerning the Corporation and the business and financial condition of the Corporation and (ii) obtain any additional information that the Corporation possesses or can acquire without unreasonable effort or expense that is necessary to assist the Stockholder in evaluating the advisability of an investment in the Corporation. The Stockholder is not relying on any oral representation made by any person as to the Corporation or its operations and financial condition.

(i)           The Stockholder understands that no federal, state or other governmental authority has made any recommendation, findings or determination relating to the merits of an investment in the Corporation.

(j)           The address of the Stockholder set forth on the Signature Page hereof is a true and correct residence address, and, to the extent the Stockholder is a "natural person", such  Stockholder is a bona fide resident and domiciliary of such state or jurisdiction and has no present intention of becoming a resident of any other state or jurisdiction, and, to the extent the Stockholder is a Corporation, trust or corporation, the Stockholder is a bona fide domiciliary of such state or jurisdiction as shown thereon.

(k)           The Stockholder has all requisite authority and power (corporate and other) and full legal capacity, governmental licenses, authorizations, consents and approvals to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement.  The execution, delivery and performance by the Stockholder of this Agreement has been duly authorized by all necessary action and do not require any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Stockholder requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.  Assuming this Agreement has been duly and validly authorized, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against it in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

(l)           Neither the execution or delivery by Stockholder of this Agreement, nor the consummation or performance by the Stockholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Stockholder is a party or by which the properties or assets of the Stockholder are bound; (b) contravene, conflict with, or result in a violation of, any law or order to which the Stockholder, or any of the properties or assets of the Stockholder, may be subject; or (c) require the consent of any Person or Governmental Authority.

(m)           The Stockholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Corporation pursuant to this Agreement, all of the Stock free and clear of any and all liens.  There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which the Stockholder is a party or by which the Stockholder or Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Shares.  At the Closing Date, the Corporation will acquire good, valid and marketable title to the Shares.

(n)           To the knowledge of Stockholder, there is no pending legal proceeding against the Stockholder that involves the Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

The foregoing representations and warranties of the Stockholder are complete, true and accurate as of the date hereof and shall survive delivery of the Funds to the Corporation for all purposes.  If in any respect any of such representations and warranties shall not be true and accurate following delivery of the Funds but prior to the sale of the Stock, the Stockholder shall give prompt written notice of such fact to the Corporation, specifying which representations and warranties are not true and accurate and the reasons therefor.

5.           Assignment.  The Stockholder shall not assign or transfer this Subscription Agreement, and hereby further agrees and acknowledges that any transfer of the Stock to be acquired by the Stockholder pursuant to the terms hereof shall be made only in accordance with the transfer restrictions described in Section 4 above and any other restrictions under applicable federal and state securities laws, plus the restrictions contained in the Corporation Agreement.

6.           Indemnification.  The undersigned understands and acknowledges that the sale of the Stock to the Stockholder will be based upon the representations and warranties set forth herein and in other instruments and documents relating to the Stockholder's subscription for the Stock, AND THE STOCKHOLDER HEREBY AGREES TO INDEMNIFY AND DEFEND THE CORPORATION AND HOLD EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES AND ATTORNEYS HARMLESS FROM AND AGAINST ANY AND ALL LOSS, DAMAGE, LIABILITY OR EXPENSE, INCLUDING COSTS AND REASONABLE ATTORNEYS' FEES, TO WHICH THEY MAY BE PUT OR WHICH THEY MAY INCUR BY REASON OF, OR IN CONNECTION WITH, ANY MISREPRESENTATION MADE BY THE STOCKHOLDER HEREIN OR ELSEWHERE, ANY BREACH BY THE STOCKHOLDER OF THE REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN OR ELSEWHERE, OR THE FAILURE BY THE STOCKHOLDER TO FULFILL ANY OF HIS OR HER COVENANTS OR AGREEMENTS SET FORTH HEREIN OR ELSEWHERE OR ARISING OUT OF THE SALE OR DISTRIBUTION OF ANY OF THE STOCK BY THE STOCKHOLDER IN VIOLATION OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES OR "BLUE SKY" LAWS.

7.           Confidentiality.  The Stockholder understands and acknowledges that this Subscription Agreement is confidential, and hereby represents and warrants to the Corporation that the Stockholder will not reproduce or distribute them, in whole or in part, nor divulge any of their contents, to any person other than his or her legal, tax, accounting or other advisors, if any, without the prior written consent of the Corporation.

8.           No Waiver.  Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the Stockholder, the Stockholder does not thereby or in any other manner waive any rights granted to him under applicable federal or state securities laws.

9.           Execution of this Subscription Agreement.  If the Stockholder is a partnership, each of the partners shall sign below and, by signing below, each such partner represents and warrants that (i) each one of the representations, warranties, agreements or understandings set forth herein applies to that Corporation; and (ii) the person who has executed this agreement on behalf of the Corporation identified as the Stockholder is authorized so to sign.  If the Stockholder is a trust, a trustee (or co-trustee) of the trust should sign on behalf of the trust and such trustee (or co-trustee) must be authorized by the applicable trust agreement to make this investment and to enter into this Subscription Agreement.  If the Stockholder is a corporation, the corporation shall sign and the individual so signing on behalf of the corporation must be authorized to sign on its behalf.  Upon a request of the Corporation, such corporation will furnish to the Corporation the appropriate language of its charter or by-laws, or both, authorizing the corporation to make such investment and the appropriate minutes or resolutions authorizing specific purchase of the Stock and authorizing or directing the execution and delivery of documentation in connection therewith.

10.           Notices.  Any notices or other communications required or permitted hereby shall be made in writing and shall be deemed sufficiently given if sent by first class, registered or certified mail, postage prepaid, return receipt requested, (i) to the Stockholder at the address set forth on the signature page hereof, and (ii) to the Corporation, at 14860 Montfort Drive
Dallas, TX 75254, Attn: Don Crosbie, President

11.           Successors and Assigns.  This Subscription Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors or assigns of the Corporation and to the personal and legal representatives, heirs, guardians and successors of the Stockholder.

12.           Applicable Law.  NOTWITHSTANDING THE PLACE WHERE THIS SUBSCRIPTION AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL OF THE TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUSIVE OF ITS CONFLICTS OF LAWS RULES, APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED THEREIN.

EXECUTED effective as of ______________, 2013

Yours very truly,

STOCKHOLDER

SIGNATURE PAGE AND STOCK POWERS
FOR INDIVIDUALS AND JOINT TENANTS

EXECUTED effective as of _____________, 20___.

Accredited Investor Status:  Please check each applicable accreditation provision (corresponding to Section 2(a) through (g) in the foregoing Investment Letter and Subscription Agreement):

1(a) ______; 2(b) ______; 2(c) ______; 2(d) ______; 2(e) ______; 2(f)______; 2(g) ______

Stock Powers
By my (our) signature below I (we) hereby irrevocably appoint the secretary of TCC as my (our) attorney in fact to transfer to the Corporation all my (our) right title and interest in any and all common shares I (we) may own of record in TCC and to reflect such transfer on the books and records of TCC.

STOCKHOLDER:
First Stockholder's Address

Signature of First Stockholder

Name:

Social Security No:

STOCKHOLDER:
Second Stockholder's Address

Signature of First Stockholder

Name:

Social Security No:

SIGNATURE PAGE AND STOCK POWERS
FOR
CORPORATION

EXECUTED effective as of _____________, 20___.

Accredited Investor Status:  Please check each applicable accreditation provision (corresponding to Section 2(a) through (g) in the foregoing Investment Letter and Subscription Agreement):

1(a) ______; 2(b) ______; 2(c) ______; 2(d) ______; 2(e) ______; 2(f)______; 2(g) ______

Stock Powers
By our signature below  we hereby irrevocably appoint the secretary of TCC as our attorney in fact to transfer to the Corporation all our right title and interest in any and all common shares we may own of record in TCC and to reflect such transfer on the books and records of TCC.

STOCKHOLDER:
Stockholder's Address

Name of Corporation

State of Incorporation:

Date Corporation was formed:

By:
Name:
Title:
Taxpayer I.D. Number:

SIGNATURE PAGE AND STOCK POWERS
FOR
PARTNERSHIP

EXECUTED effective as of _____________, 20___.

Accredited Investor Status:  Please check each applicable accreditation provision (corresponding to Section 2(a) through (g) in the foregoing Investment Letter and Subscription Agreement):

1(a) ______; 2(b) ______; 2(c) ______; 2(d) ______; 2(e) ______; 2(f)______; 2(g) ______

Stock Powers
By our signature below  we hereby irrevocably appoint the secretary of TCC as our attorney in fact to transfer to the Corporation all our right title and interest in any and all common shares we may own of record in TCC and to reflect such transfer on the books and records of TCC.

STOCKHOLDER:
Stockholder's Address

Name of Corporation

State of Formation:

Date Partnership was formed:

By:
(Signature of General Partner)

By:
(signature of additional General Partner, if required by Partnership Agreement)

Taxpayer I.D. Number:

SIGNATURE PAGE AND STOCK POWERS
FOR
TRUSTS

EXECUTED effective as of _____________, 20___.

Accredited Investor Status:  Please check each applicable accreditation provision (corresponding to Section 2(a) through (g) in the foregoing Investment Letter and Subscription Agreement):

1(a) ______; 2(b) ______; 2(c) ______; 2(d) ______; 2(e) ______; 2(f)______; 2(g) ______

Stock Powers
By our signature below  we hereby irrevocably appoint the secretary of TCC as our attorney in fact to transfer to the Corporation all our right title and interest in any and all common shares we may own of record in TCC and to reflect such transfer on the books and records of TCC.

STOCKHOLDER:
Stockholder's Address

Name of Trust

Date Trust was formed:

Name of Trustee

By:
(Signature of Trustee)

By:
(signature of additional Trustee, if required by Trust Agreement)

Taxpayer I.D. Number: